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                                                                    EXHIBIT C(6)


                                                April 29, 2002

The Northwestern Mutual Life Insurance Company
720 East Wisconsin
Milwaukee, WI 53202

Gentlemen:

         This opinion is furnished in connection with Post-Effective Amendment No. 7 to the Registration Statement on Form S-6, Registration No. 333-36865, of Northwestern Mutual Variable Life Account. The prospectus included in Post-Effective Amendment No. 7 ("Prospectus") describes the Flexible Premium Variable Life Insurance Policy to be issued in connection with the Account ("Policy"). The Policy form was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereto. In my opinion:

1. The illustrations of cash values and death benefits included in Exhibit A(5)(I) of the Registration Statement, as amended, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies and current charges and experience. The Policy has not been designed so as to make the illustration appear more favorable for a prospective purchaser, age 45 on the sex-neutral basis shown, than for purchasers at other ages on a sex-neutral basis or for a male or a female.

2. With respect to the charge of 1.25% of premiums for federal income taxes measured by premiums, described on page 9 of the Prospectus,

         (a) the charge is reasonable in relation to the issuer's increased federal tax burden under Section 848 of the Internal Revenue Code of 1986;

         (b) the targeted rate of return (9%) used in calculating the charge is reasonable; and

         (c) the factors taken into account in determining such targeted rate of return are appropriate.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

                                                  Sincerely,

                                                  WILLIAM C. KOENIG

                                                  William C. Koenig
                                                  Senior Vice President
                                                    and Chief Actuary